Exhibit 10.8

May 5, 2014

VIA ELECTRONIC MAIL AND PERSONAL DELIVERY

Howard Rubin

RE:	Consulting Agreement

Dear Howard:

This letter agreement (this “Agreement”) sets forth the terms and conditions whereby you agree to provide certain services (as described on Schedule 1) to Trupanion Managers USA, Inc., an Arizona corporation (the “Company”).

1.	SERVICES

1.1	The Company hereby engages you, and you hereby accept such engagement, as an independent contractor, to provide certain services to the Company and its affiliates on the terms and conditions set forth in this Agreement.

1.2	You shall provide to the Company the services set forth on Schedule 1 (the “Services”). Schedule 1 may be supplemented and/or amended from time to time by mutual agreement of the parties.

1.3	You will be an independent contractor. The Company will not control the manner or means by which you perform the Services. Unless otherwise set forth in Schedule 1, you will furnish, at your own expense, the equipment, supplies and other materials used to perform the Services. The Company will provide you with access to its premises and equipment to the extent necessary for the performance of the Services. To the extent you perform any Services on the Company’s premises or using the Company’s equipment, you will comply with all applicable policies of the Company relating to business and office conduct, health and safety and use of the Company’s facilities, supplies, information technology, equipment, networks and other resources.

907 NW Ballard Way Seattle, WA 98107	800.569.7913

2.	TERM

The term of this Agreement shall commence on the date set forth above and will continue for an initial term through July 1, 2017, unless earlier terminated in accordance with paragraph 10 (the “Term”). Any extension of the term will be subject to mutual written agreement between the parties.

3.	FEES AND EXPENSES

3.1	As full compensation for the Services and the rights granted to the Company in this Agreement, the Company shall pay you the fees (the “Fees”) as set forth on Schedule 1. You acknowledge that you will receive an IRS Form 1099-MISC from the Company, and that you shall be solely responsible for all federal, state and local taxes, as set out in paragraph 4.2.

3.2	The Company agrees to reimburse you for all reasonable and documented travel and other costs or expenses incurred or paid by you in connection with the performance of the Services in accordance with the general reimbursement policy of the Company then in effect, and in each case that have been approved in writing in advance by the Company and/or are in an amount no greater than $2,000 for each individual expense and $6,000 in the aggregate.

3.3	The Company shall pay all undisputed Fees in accordance with the payment schedule set forth in Schedule 1.

4.	RELATIONSHIP OF THE PARTIES

4.1	You are an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between you and the Company for any purpose. You have no authority (and shall not hold yourself out as having authority) to bind the Company and you shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent.

4.2

Without limiting paragraph 4.1, you will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker’s compensation insurance on your behalf. You shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. Any persons employed or engaged by you in connection with the performance of the Services shall be your employees or contractors and you shall be fully responsible for them and indemnify the Company against any claims made by or on behalf of any such employee and/or contractor.

5.	INTELLECTUAL PROPERTY RIGHTS

5.1	The Company is and shall be, the sole and exclusive owner of all right, title and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement, including but not limited to any deliverables set out on Schedule 1 (collectively, the “Deliverables”), including all patents, copyrights, trademarks, trade secrets and other intellectual property rights (collectively “Intellectual Property Rights”) therein. You agree that any Deliverables are hereby deemed a “work made for hire” as defined in 17 U.S.C. § 101 for the Company. If, for any reason, any of the Deliverables do not constitute a “work made for hire,” you hereby irrevocably assign to the Company, in each case without additional consideration, all right, title and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights therein.

5.2	Any assignment of copyrights under this Agreement includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights” (collectively, “Moral Rights”). You hereby irrevocably waive, to the extent permitted by applicable law, any and all claims you may now or hereafter have in any jurisdiction to any Moral Rights with respect to the Deliverables.

5.3	You will and hereby are obligated make full and prompt disclosure to the Company of any inventions or processes, as such terms are defined in 35 U.S.C. § 100 (the “Patent Act”), made or conceived by you alone or with others during the Term, whether or not such inventions or processes are patentable or protected as trade secrets and whether or not such inventions or processes are made or conceived during normal working hours or on the premises of the Company. You shall not disclose to any third party the nature or details of any such inventions or processes without the prior written consent of the Company.

5.4	Upon the request of the Company, you shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist the Company to prosecute, register, perfect, record or enforce its rights in any Deliverables. In the event the Company is unable, after reasonable effort, to obtain your signature on any such documents, you hereby irrevocably designate and appoint the Company as your agent and attorney-in-fact, to act for and on your behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other intellectual property protected related to the Deliverables with the same legal force and effect as if you had executed them. You agree that this power of attorney is coupled with an interest.

5.5	You have no right or license to use, publish, reproduce, prepare derivative works based upon, distribute, perform, or display any Deliverables. You have no right or license to use the Company’s trademarks, service marks, trade names, trade names, logos, symbols or brand names.

6.	CONFIDENTIALITY AND RESTRICTIVE COVENANTS

6.1	You acknowledge that you will have access to information that is treated as confidential and proprietary by the Company, whether spoken, written, printed, electronic or in any other form or medium (collectively, the “Confidential Information”). You agree, consistent with your other obligations to the Company and its affiliates, to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. You will notify the Company immediately in the event you become aware of any loss or disclosure of any Confidential Information. You understand and acknowledge that your obligations under this Agreement or otherwise with regard to any particular Confidential Information commence immediately and shall continue in perpetuity, notwithstanding the termination of this Agreement, until such time as such Confidential Information has been disclosed publicly by the Company.

6.2	Acknowledgment. You understand and acknowledge that the nature of your position (primarily, as a board member) gives you access to and knowledge of Confidential Information and places you in a position of trust and confidence. You understand and acknowledge that the services you provide to the Company are unique, special or extraordinary because of your extensive background, experience and connections within the pet health industry. You further understand and acknowledge that the Company’s ability to reserve these for the exclusive knowledge and use of the Company and its affiliates is of great competitive importance and commercial value to the Company, and that improper use or disclosure by you is likely to result in unfair or unlawful competitive activity.

6.3	Non-competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to you pursuant to this Agreement, during the term of this Agreement and for the thirty-six (36) months following its termination for any reason or no reason and whether the contract is terminated at the option of the Company or by you, you agree and covenant not to engage in Prohibited Activity within any jurisdiction in which the Company, now or in the future, operates or is intending to operate (currently, USA, Canada, Puerto Rico and Brazil), regardless of whether you are aware of such an intention at any time. For purposes of this non-compete clause, “Prohibited Activity” is activity in which you contribute your knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to an entity engaged in the same or similar business as the Company, including those engaged in the business of acting as a managing general agent and/or an underwriter of any form of medical insurance for companion animals. Prohibited Activity also includes activity that may require or inevitably require disclosure of trade secrets, proprietary information or Confidential Information.

6.4	This Section does not, in any way, restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. You will promptly provide written notice of any such order to the Company’s General Counsel or equivalent. Furthermore, nothing herein shall prohibit you from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that you are not a controlling person of, or a member of a group that controls, such corporation.

6.5	Remedies. In the event of a breach or threatened breach by you of any of the provisions of this Agreement, you hereby consent and agree that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

7.	REPRESENTATIONS AND WARRANTIES

7.1	You represent and warrant to the Company that you have the right to enter into this Agreement, to grant the rights granted herein and to perform fully all of your obligations in this Agreement. Any and all Deliverables are and shall be your original work (except for material in the public domain or provided by the Company) and, to the best of your knowledge, the Company will receive good and valid title to all Deliverables, free and clear of all encumbrances and liens of any kind and the Deliverables do not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation or other entity.

7.2	The Company hereby represents and warrants to you that it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder.

8.	INDEMNIFICATION

8.1	You shall defend, indemnify and hold harmless the Company and its affiliates and their officers, directors, employees, agents, successors and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from:

(a)	bodily injury, death of any person or damage to real or tangible, personal property resulting from your acts or omissions; and

(b)	your breach of this Agreement, including, without limitation, any representation, warranty or obligation.

8.2	The Company may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to you.

9.	PRIOR EMPLOYMENT AND MUTUAL RELEASE

9.1	Separation from Employment. The parties acknowledge that you were previously employed by the Company as its Chief Operating Officer and that the last day of such employment was

May 1, 2014 (the “Separation Date”). After the Separation Date, you will not represent yourself as being an employee, officer, agent or representative of the Company; however, the parties acknowledge and agree their mutual intention for you to remain as a director on the Company’s Board of Directors, and on the board of directors of American Pet Insurance Company, the Company’s underwriting subsidiary, following the Separation Date and during the remaining term of this Agreement (your “Board Service”). In connection with your Board Service following July 1, 2015, the parties acknowledge their intention that you would receive any standard compensation (cash and/or equity) granted to outside directors of the Company’s Board of Directors for your Board Service after July 1, 2015, subject to appropriate approvals by the Company’s Board of Directors and/or any committees of the Company’s Board of Directors.

9.2	COBRA Benefits. From the Separation Date through December 31, 2014, or, if earlier, the date you become eligible for health and/or dental coverage through an employer, the Company will continue to cover the same portion of your health and dental premiums pursuant to COBRA for you and your eligible dependents as was being provided immediately prior to the Separation Date (such coverage, the “COBRA Benefits”).

9.3	Acceleration of Stock Options. Your Stock Option Agreement with respect to your nonstatutory stock options granted on March 16, 2010 will be amended and restated in substantially the form attached as Exhibit A (the “Stock Option Acceleration”).

9.4	Full Satisfaction of Employment Agreement. You acknowledge and agree that your Employment Agreement dated as of February 1, 2010 (the “Former Employment Agreement”) is hereby terminated and of no further force and effect, and that this Agreement reflects any and all of your ongoing rights and obligations with respect to the Company. Accordingly and in furtherance of the foregoing, you understand, acknowledge and agree that these benefits exceed what you would otherwise entitled to receive upon separation from employment and you have no entitlement to any additional payment or consideration not specifically referenced in this Agreement.

9.5

Release of Claims by Company; Representations by You. The Company expressly waives and releases any and all claims against you that may be waived and released by law with the exception of claims arising out of or attributable to (a) events, acts or omissions taking place after the date of this Agreement; or (b) your breach of any terms and conditions of this Agreement. In exchange for the Company’s waiver and release and for Company’s entrance into this Agreement, which you acknowledge to be good and valuable consideration, you hereby represents that you intend to fully settle any and all claims you may have against the Company and its subsidiaries and other corporate affiliates and each of their respective employees, officers, directors, owners, shareholders and agents (the “Company Group”) as a result of your hiring, employment or separation from employment with the Company. You specifically represent, warrant and confirm that: (a) you have no claims, complaints or actions of any kind filed against the Company Group with any court of law, or local, state or federal government or agency; (b) you have been properly paid for all hours worked for the Company Group, and that all commissions, bonuses and other compensation due to you has been paid, with the exception of your final payroll check for your salary through the Separation Date above, which will be paid on the next regularly scheduled payroll date; and (c) you have not engaged in, and are not aware of, any unlawful conduct in relation to the business of the Company Group.

9.6

Release of Claims by You. In exchange for the consideration provided in this Agreement, you and your heirs, executors, administrators and assigns (collectively the “Releasors”) forever waive, release and discharge the Company Group from any and all claims, demands, causes of actions, fees, damages, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown, that you have ever had against the Company Group by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date of your execution of this Agreement, including, but not limited to (i) any claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Fair Labor Standards Act, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the Age Discrimination in Employment Act, as amended, the Uniform Services Employment and Reemployment Rights Act, as amended, ALL STATE AND LOCAL STATUTES THAT MAY BE LEGALLY WAIVED THAT EMPLOYEES COULD BRING EMPLOYMENT CLAIMS UNDER, INCLUDING ANY STATE OR LOCAL ANTI-DISCRIMINATION STATUTE, WAGE AND HOUR STATUTE, LEAVE STATUTE, EQUAL PAY STATUTE AND WHISTLEBLOWER STATUTE and/or any other Federal, state or local law (statutory, regulatory or otherwise) that may be legally waived and released and (ii) any tort and/or contract claims, including any claims of wrongful discharge, defamation, emotional distress, tortious interference with contract, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm. However, this general release of claims excludes the filing of an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, although the Employee waives any right to monetary relief related to such a charge. This general release of claims also excludes any claims made under state workers’ compensation or unemployment laws, and/or any claims that cannot be waived by law.

9.7	Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

10.	TERMINATION

10.1	The Company may terminate this Agreement, effective immediately upon written notice to you, in the event that you breach this Agreement, and such breach is incapable of cure, or with respect to a breach capable of cure, you do not cure such breach within thirty (30) days after receipt of written notice of such breach;

10.2	Upon expiration or termination of this Agreement for any reason, you shall promptly and in no event later than thirty (30) days following such termination:

(a)	deliver to the Company all Deliverables (whether complete or incomplete) and all hardware, software, tools, equipment or other materials provided for your use by the Company;

(b)	deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating or based on the Confidential Information;

(c)	permanently erase all of the Confidential Information from your computer systems; and

(d)	certify in writing to the Company that you have complied with the requirements of this paragraph.

10.3	The terms and conditions of this paragraph 10.3 and paragraph 4, paragraph 5, paragraph 6, paragraph 7, paragraph 8, paragraph 9, paragraph 10.2, paragraph 12, paragraph 13 and paragraph 14 shall survive the expiration or termination of this Agreement.

11.	OTHER BUSINESS ACTIVITIES

You may be engaged or employed in any other business, trade, profession or other activity that does not place you in a conflict of interest with the Company; provided, that, during the Term, you shall not be engaged in any business activities that do or may compete with the business of the Company without the Company’s prior written consent, to be given or withheld in its sole discretion.

12.	KNOWING AND VOLUNTARY ACKNOWLEDGMENT

12.1	You specifically agree and acknowledge that: (a) you have read this Agreement in its entirety and understands all of its terms; (b) you have been advised of and have availed yourself of your right to consult with an attorney prior to executing this Agreement; (c) you knowingly, freely and voluntarily assent to all of the terms and conditions of this Agreement including, without limitation, the waiver, release and covenants contained herein; (d) you are executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which you are otherwise entitled; (d) you are not waiving or releasing rights or claims that may arise after your execution of this Agreement; and that (e) you understand that the waiver and release in this Agreement is being requested in connection with the cessation of your employment with the Company.

12.2	You further acknowledge that you have had at least twenty-one (21) days to consider the terms of this Agreement, although you may sign it sooner if desired. Further, you shall have an additional seven (7) days from the date on which you sign this Agreement to revoke consent to your release of claims under the Age Discrimination Employment Act by delivering notice of revocation to Asher Bearman at the Company, 907 NW Ballard Way, Seattle, WA 98107, before the end of such seven-day period. In the event of such revocation by you, the Company will have the option of treating this Agreement as null and void in its entirety.

12.3	This Agreement shall not become effective, until the eighth (8th) day after you and the Company execute this Agreement. Such date shall be the “Effective Date” of this Agreement. No payments due to you under this Agreement will be made or begin before the Effective Date.

13.	ASSIGNMENT

You shall not assign any rights, or delegate or subcontract any obligations, under this Agreement without the Company’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against, each of the parties hereto and their respective successors and assigns.

14.	MISCELLANEOUS

14.1	You shall not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.

14.2	All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a Notice) shall be in writing and addressed to the parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or e-mail of a PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this Section.

14.3

This Agreement, together with any other documents incorporated herein by reference, including the Former Employment Agreement, and related exhibits and schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

14.4	This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

14.5	This Agreement shall be governed by and construed in accordance with the internal laws of the state of Delaware without giving effect to any choice or conflict of law provision or rule. Each party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts located in King County, Washington in any legal suit, action or proceeding arising out of or based upon this Agreement or the Services provided hereunder.

14.6	If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

14.7	This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

[SIGNATURE PAGE FOLLOWS]

If this letter accurately sets forth our understanding regarding the terms of your separation and consulting arrangement, kindly execute the enclosed copy of this letter and return it to the undersigned.

Sincerely,

/s/ Darryl Rawlings

Darryl Rawlings
Chief Executive Officer
Trupanion, Inc.

ACCEPTED AND AGREED:

/s/ Howard Rubin
Howard Rubin

SCHEDULE 1

Services

1. SERVICES:

During the term of this Agreement, the Company’s CEO may, from time to time, direct you to attend trade shows and/or conferences as a representative of Trupanion (each such directed activity, a “Project”).

You will be paid as follows:

(a)	From the Separation Date through July 1, 2015 (the “Initial Period”), you will be paid a monthly retainer fee of $28,500 for up to 100 Project days during the Initial Period. In the event of your death or Disability (as defined in the Company’s 2007 Stock Option Plan), the Company agrees to pay all Fees that would have been paid to you had you continued to satisfy your Project obligations throughout the remainder of the Initial Period.

(b)	After the end of the Initial Period and through July 1, 2017 (the “Subsequent Period”), you will be compensated $5,000/day for Projects, but in no event will you be compensated for fewer than 40 Project days during the Subsequent Period.

2. EQUIPMENT, TOOLS OR MATERIALS PROVIDED BY COMPANY: None.

3. PAYMENT SCHEDULE: During the Initial Period, you will receive the Fee in equal monthly instalments. Payments during the Subsequent Period will be monthly and in an amount equal to the greater of (x) $8,333 or (y) the invoiced and unpaid amount due for all completed Projects during through such date during the Subsequent Period.

4. DELIVERABLES: None.

5. EXPENSE REIMBURSEMENTS: Within thirty (30) days after the Company’s receipt of an invoice submitted by you for a particular Project including your written confirmation of the applicable Project’s completion.

EXHIBIT A

Amended and Restated Stock Option Agreement

AMENDED AND RESTATED STOCK OPTION AGREEMENT

THIS AMENDED AND RESTATED STOCK OPTION AGREEMENT (this “Agreement”) is made by and between TRUPANION, INC., a Delaware corporation, having its principal place of business at 907 NW Ballard Way, Seattle, WA 98107 (the “Company”), and the following individual:

Name: Howard E. Rubin (the “Optionee”)

Address:

This Agreement is made pursuant to the Trupanion, Inc. 2007 Equity Compensation Plan (as amended, modified or replaced from time to time, the “Plan”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Plan. The Optionee agrees to be bound by the terms and conditions of the Plan, which are incorporated herein by reference in their entirety. In case of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control unless otherwise specifically provided therein.

The Optionee is hereby granted an Option (this “Option”) to purchase Common Stock, subject in all events to the terms and conditions of the Plan and this Agreement, as follows:

1. Date of Grant and Vesting Commencement Date. This Option was granted on March 16, 2010 (the “Grant Date”) and will be deemed to have commenced vesting on February 1, 2010 (the “Vesting Commencement Date”).

2. Type of Option. (please check all that apply)

☒            Nonstatutory Stock Option                ☐             Incentive Stock Option

3. Shares Covered by this Option. Subject to the Exercise Schedule, this Option is exercisable for 788,079 total Shares (the “Shares”), all of which Shares shall be treated as covered by a Nonstatutory Stock Option, which the Optionee and the Company hereby acknowledge and agree accurately reflects the number of shares to which the Optionee is entitled in full satisfaction of any and all existing oral or written agreements between Optionee and the Company, including, but not limited to, the Optionee’s offer letter or employment agreement, and notwithstanding any prior or existing oral or written agreement to the contrary.

4. Exercise Price. The exercise price of this Option is $1.04 per Share (the “Exercise Price”).

5. Expiration Date. This Option expires on March 16, 2020 (the “Expiration Date”).

6. Exercise Schedule. This Option is exercisable in whole or in part for Shares beginning on the earliest to occur of (a) July 1, 2014, (b) Optionee’s death, or (c) Optionee’s Disability (the “Exercise Schedule”).

As used herein, “Exercisable Shares” means Shares for which this Option may be exercised, and “Non-Exercisable Shares” means Shares for which this Option may not be exercised.

Notwithstanding anything to the contrary contained herein, this Option may not be exercised with respect to any Shares on or after the earlier of (i) the date the Option terminates and is canceled and (ii) the Expiration Date.

7. Exercise of Option Following Termination of Service. This Option shall terminate and be canceled to the extent not exercised within twelve (12) months after the Optionee ceases to be a Service Provider. Notwithstanding anything to the contrary contained herein, this Option may not be exercised for more Shares than the Shares which shall have become exercisable as of the date the Optionee ceases to be a Service Provider.

8. Breach of Existing Covenants. This Option shall be forfeited, terminated and canceled in the event that the Optionee breaches any agreement between the Optionee and the Company with respect to noncompetition, nonsolicitation, assignment of inventions and contributions and/or nondisclosure obligations of the Optionee.

9. Method of Exercise. This Option is exercisable by delivery to the Company of an exercise notice in the form attached hereto as Exhibit A (the “Exercise Notice”) or such other form as the Administrator may require, which notice shall state the election to exercise this Option, the number of Shares with respect to which this Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be accompanied by payment (the “Exercise Payment”) of an amount equal to the product of the Exercise Price and the number of Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of the Exercise Notice, as executed by the Optionee, and the Exercise Payment. Notwithstanding the foregoing, no Exercised Shares shall be issued unless the exercise of this Option and the issuance of the Exercised Shares complies with the requirements relating to the administration of stock option plans and other applicable equity plans under Applicable Laws. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Optionee on the date this Option is exercised with respect to the Exercised Shares.

10. Conditions to Exercise. It shall be a condition precedent to the exercise of this Option that the Optionee execute an Instrument of Accession in which the Optionee shall agree to become a party to that certain Amended and Restated Shareholders Agreement among the Company and the other parties thereto. The exercise of this Option may also be conditioned upon the Optionee’s execution of a restricted stock agreement or such other agreement(s) as the Administrator may require.

11. Method of Payment. The payment of the aggregate Exercise Price shall be made by any of the following means, or a combination thereof:

(a) cash;

(b) check; or

(c) such other form of consideration as the Administrator shall determine in its discretion, provided that such form of consideration is permitted by the Plan and by Applicable Laws.

Upon exercise of the Option by the Optionee and prior to the delivery of such Exercised Shares, the Company shall have the right to require the Optionee to remit to the Company cash in an amount sufficient to satisfy applicable federal and state tax withholding requirements.

12. Tax Consequences of Option. The Optionee understands that there may be U.S. and foreign income tax consequences to Optionee relating to the grant and exercise of this Option, some of which are more particularly described on Appendix I attached hereto. The Optionee acknowledges that Optionee has been advised to consult with a tax advisor prior to Optionee’s execution and delivery of this Agreement.

13. Restrictions on Transfer of Option. Unless otherwise consented to in advance in writing by the Administrator, this Option may not be transferred in any manner other than by devise or descent and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

14. Securities Matters. All Shares and Exercised Shares shall be subject to the restrictions on sale, encumbrance and other disposition provided by Applicable Laws. The Company shall not be obligated to sell or issue any Shares or Exercised Shares pursuant to this Agreement unless, on the date of sale and issuance thereof, such Shares are either registered under the Securities Act of 1933, as amended, and all applicable state securities laws, or are exempt from registration thereunder.

15. Other Plans. No amounts of income received by the Optionee pursuant to this Agreement shall be considered compensation for purposes of any pension or retirement plan, insurance plan or any other employee benefit plan of the Company or its subsidiaries, unless otherwise provided in such plan.

16. NO GUARANTEE OF CONTINUED SERVICE. THE OPTIONEE ACKNOWLEDGES AND AGREES THAT THE RIGHT TO EXERCISE THIS OPTION PURSUANT TO THE EXERCISE SCHEDULE IS EARNED ONLY BY CONTINUING SERVICE WITH THE COMPANY (AND NOT THROUGH THE ACT OF BEING HIRED OR ENGAGED OR AS A RESULT OF BEING GRANTED THIS OPTION OR PURCHASING SHARES PURSUANT HERETO). THE OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE EXERCISE SCHEDULE DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED SERVICE

FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH THE OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE SERVICE RELATIONSHIP WITH THE OTHER PARTY AT ANY TIME, WITH OR WITHOUT CAUSE.

17. Entire Agreement. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless done in writing and signed by the Company and the Optionee.

18. Governing Law; Jurisdiction. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict or choice of laws. Any and all actions arising out of this Agreement shall be brought and heard in the state courts of the State of Delaware and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of these courts.

19. Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. Headings and Captions. The headings and captions of various sections of this Agreement are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

21. Administrator Decision Binding; Notice. The Optionee shall accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and this Agreement. The Optionee shall notify the Company upon any change in the Optionee’s residence address as provided herein.

22. ADVICE OF COUNSEL. THE OPTIONEE ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, THE OPTIONEE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND THE OPTIONEE HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE PLAN. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Stock Option Agreement effective as of May     , 2014.

COMPANY: TRUPANION, INC.,
a Delaware corporation

By:
Name:	Darryl Rawlings
Title:	President
OPTIONEE:

Howard E. Rubin

APPENDIX I

TAX CONSEQUENCES OF OPTION

Some of the U.S. federal income tax consequences relating to the grant and exercise of this Option, as of the date of this Option, are set forth below. THE FOLLOWING DESCRIPTION OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS NECESSARILY INCOMPLETE (AS THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE), AND ASSUMES THAT THE EXERCISE PRICE OF THIS OPTION IS NO LESS THAN THE FAIR MARKET VALUE OF THE COMMON STOCK UNDERLYING THE OPTION ON THE GRANT DATE. MOREOVER, THIS SUMMARY ONLY ADDRESSES THE FEDERAL INCOME TAX CONSEQUENCES UNDER THE LAWS OF THE UNITED STATES, AND DOES NOT ADDRESS WHETHER AND HOW THE TAX LAWS OF ANY OTHER JURISDICTION MAY APPLY TO THIS OPTION OR TO THE OPTIONEE. ACCORDINGLY, THE OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE ACCEPTING THIS OPTION, EXERCISING THIS OPTION OR DISPOSING OF ANY EXERCISED SHARES.

Circular 230 Disclaimer: Nothing contained in this discussion of certain federal income tax considerations is intended or written to be used, and cannot be used, for the purpose of (i) avoiding tax-related penalties under the Internal Revenue Code or (ii) promoting, marketing, or recommending to another party any transactions or tax-related matters addressed herein.

Designation as Incentive Stock Option:

Notwithstanding the designation of the whole or any portion of this Option as an Incentive Stock Option, if the Optionee becomes eligible in any given year to exercise incentive stock options granted under any plan of the Company or any Parent or Subsidiary for Shares having a Fair Market Value in excess of $100,000, those incentive stock options representing the excess shall be treated as nonstatutory stock options. For purposes of deciding which options apply to Shares that “exceed” the $100,000 limit, the options shall be considered in chronological order based on grant date, beginning with the earliest granted options. The Fair Market Value of the Shares shall be determined as of the time the options with respect to such Shares is granted.

Grant of the Option:

The grant of an Option generally will not result in the imposition of a tax under the federal income tax laws.

Exercising the Option:

Nonstatutory Stock Option. The Optionee may incur regular federal income tax liability upon exercise of a Nonstatutory Stock Option. The Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Exercised Shares on the date of exercise over the Exercise Payment. If the Optionee is an Employee or a former Employee, the Company will be required to withhold from his or her compensation or collect from the Optionee and pay to the applicable taxing authorities an amount in cash equal to a specified percentage of this compensation income at the time of exercise, and may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

Incentive Stock Option. If this Option qualifies as an Incentive Stock Option, the Optionee will have no regular federal income tax liability upon its exercise, although the excess, if any, of the Fair Market Value of the Exercised Shares on the date of exercise over the Exercise Payment will be treated as an adjustment to alternative minimum taxable income for federal tax purposes and may subject the Optionee to alternative minimum tax in the year of exercise. In the event that the Optionee ceases to be an Employee but remains a Service Provider, any Incentive Stock Option of the Optionee that remains unexercised shall cease to qualify as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option on the date that is three (3) months and one (1) day following such change of status.

Disposition of Shares:

NSO Shares. Upon disposition of the Shares acquired pursuant to a Nonstatutory Stock Option (“NSO Shares”), the Optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for the NSO Shares plus any amount recognized as ordinary income upon exercise of the Nonstatutory Stock Option. If the Optionee holds NSO Shares for at least one year, any gain (or loss) realized on disposition of the NSO Shares will be treated as long-term capital gain (or loss) for federal income tax purposes.

ISO Shares. If the Optionee holds Shares acquired pursuant to an Incentive Stock Option (“ISO Shares”) for at least one year after exercise and two years after the grant date, any gain realized on disposition of the ISO Shares will be treated as long-term capital gain for federal income tax purposes. If the Optionee disposes of ISO Shares within one year after exercise or within two years after the grant date, any gain realized on such disposition will be treated as compensation income (taxable at ordinary income rates) to the extent of the excess, if any, of the lesser of (A) the difference between the Fair Market Value of the ISO Shares acquired on the date of exercise and the Exercise Payment, and (B) the difference between the sale price of such ISO Shares and the Exercise Payment. Any additional gain will be taxed as capital gain, short-term or long-term depending on the period that the ISO Shares were held.

EXHIBIT A

EXERCISE NOTICE

TRUPANION, INC.

2007 EQUITY COMPENSATION PLAN

EXERCISE NOTICE

Date:

Trupanion, Inc.

[Address]

Attention: Plan Administrator

Dear Sir/Madam:

Reference is hereby made to that certain Amended and Restated Stock Option Agreement dated May     , 2014 (the “Option Agreement”) between the Company and the undersigned (“Purchaser”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Option Agreement. Purchaser hereby delivers this notice (this “Exercise Notice”) to the Company pursuant to the Option Agreement, with the following terms and conditions:

1. Exercise of Option. Effective as of the date first above written, Purchaser hereby elects to purchase                  shares (the “Shares”) of the Common Stock of Trupanion, Inc. (the “Company”) under and pursuant to the Trupanion, Inc. 2007 Equity Compensation Plan (the “Plan”) and the Option Agreement. The purchase price for the Shares shall be $            , as provided in the Option Agreement.              of the Shares shall represent Shares acquired by reason of the exercise of an Incentive Stock Option and                  of the Shares to be shall represent Shares to be acquired by reason of the exercise of a Nonstatutory Stock Option.

2. Delivery of Payment and Shareholder Agreement. Purchaser herewith delivers to the Company the Exercise Payment for the Shares and the applicable shareholder agreement and any other documents required by the Administrator, duly executed by Purchaser.

3. Shareholders Agreement. Purchaser hereby agrees, as a condition to receiving the Shares, to execute and deliver an Instrument of Accession in which the Purchaser shall agree to become a party to that certain Amended and Restated Shareholders Agreement, as further amended from time to time, among the Company and the other parties thereto (the “Shareholders Agreement”). Purchaser acknowledges it has received and reviewed a copy of the Shareholders Agreement.

4. Representations of Purchaser. Purchaser hereby represents and warrants to the Company as follows:

(a) Purchaser has read and understands the Plan and the Option Agreement and agrees to abide by and be bound by their respective terms and conditions.

(b) Purchaser is acquiring the Shares for Purchaser’s own account and the Shares are being acquired by Purchaser for the purpose of investment and not with a view to distribution or resale thereof in violation of the Securities Act of 1933 (the “Securities Act”). Purchaser understands the Shares have not been registered under the Securities Act or any other applicable securities laws, and, therefore, cannot be resold unless they are subsequently registered under the Securities Act and other applicable securities laws or unless an exemption from such registration is available. Purchaser shall not resell or otherwise dispose of all or any part of the Shares except as permitted by law, including, without limitation, any regulations under the Securities Act and other applicable securities laws. Purchaser understands that the Company does not have any present intention and is under no obligation to register the Shares under the Securities Act and other applicable securities laws. Purchaser understands that all certificates evidencing any of the Shares, whether upon initial issuance or upon any transfer thereof, shall bear a legend, prominently stamped or printed thereon, reading substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT EXEMPTION FROM REGISTRATION THEREUNDER IS AVAILABLE.”

(c) Purchaser is able to bear the economic risk of this investment including a complete loss of the investment.

Notwithstanding the foregoing, the representations and warranties contained in this paragraph 4 shall be applicable only if the Company does not have an effective registration statement on Form S-8 covering the Plan on file with the Securities and Exchange Commission on the date hereof.

5. Rights as Shareholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or right to receive dividends or any other rights as a shareholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Shares so acquired shall be issued to Purchaser as soon as practicable after exercise of the Option. No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance, unless otherwise provided by the Plan.

6. Tax Consultation. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with a tax advisor, prior to Purchaser’s delivery of this Exercise Notice, with respect to the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

7. Notice of Disqualifying Disposition of ISO Shares. If Purchaser sells or otherwise disposes of any of the Shares acquired pursuant to an Incentive Stock Option (“ISO Shares”) on or before the later of (i) two (2) years after the Grant Date, or (ii) one year after the Exercise Date, Purchaser shall promptly notify the Company in writing of such disposition. Purchaser agrees that Purchaser may be subject to income tax withholding by the Company on the compensation income recognized from such early disposition of ISO Shares by payment in cash or out of the current earnings paid to Purchaser.

8. Counterparts; Facsimile. This Exercise Notice may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Sincerely,

PURCHASER:
Howard E. Rubin

Accepted by:

COMPANY: TRUPANION, INC.,
a Delaware corporation

By:
Name:
Title: